Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866

December 28, 2000

Board  of  Directors
Conseco Variable  Insurance  Company
11815  N.  Pennsylvania  Street
Carmel,  IN  46032-4572

Re:  Opinion  of  Counsel  - Conseco
     Variable  Annuity  Account  G

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Individual and Group Fixed and Variable Deferred Annuity Contracts and Certificates (the "Contracts") to be issued by Conseco Variable Insurance Company and its separate account, Conseco Variable Annuity Account G.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. Conseco Variable Annuity Account G is a Unit Investment Trust as the term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the "Act".

     2. Upon the acceptance of purchase payments made by an Owner or Certificate Owner pursuant to a Contract issued in accordance with the Prospectus contained


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in the  Registration  Statement and upon compliance with applicable law, such an
Owner  or   Certificate   Owner   will   have  a   legally-issued,   fully-paid,
non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.


By: /S/ LYNN KORMAN STONE
    --------------------------
    Lynn Korman Stone